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                                   EXHIBIT 3                   Page 9 of 9 Pages

                                                    MORGAN STANLEY

                             SECRETARY'S CERTIFICATE

                  I, Charlene R. Herzer, the duly elected and acting Assistant Secretary of Morgan Stanley & Co. Incorporated, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), certify that the following resolutions were duly and validly adopted by the Executive Committee of the Board of Directors of the Corporation by a Consent in Lieu of Meeting dated September 20, 1995 and that such resolutions are in full force and effect on the date hereof:

                  RESOLVED, that the resolutions adopted on September 16, 1993 relating to signatories on certain reports to be filed with the Securities and Exchange Commission (the "SEC") are superseded in their entirety by these resolutions and Stuart J. M. Breslow, Robert G. Koppenol and Edward J. Johnsen are severally authorized and directed to sign on behalf of the Corporation any reports to be filed under Section 13 and Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, with the Securities and Exchange Commission, such authorizations to cease automatically upon termination of employment with the Corporation or any of its affiliates; and

                  RESOLVED FURTHER, that any actions heretofore taken by Stuart
         J. M. Breslow, Robert G. Koppenol and Edward J. Johnsen in connection with the responsibilities noted in the preceding resolution are ratified, approved and confirmed.

                  IN WITNESS WHEREOF, I have hereunto set my name and affixed the seal of the Corporation as of the 9th day of October, 1995.

                                            /S/ Charlene R. Herzer
                                            ------------------------------------
                                            CHARLENE R. HERZER
                                            ASSISTANT SECRETARY

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